OPINION OF COUNSEL

Re:  Rule 24f-2 Notice for The Travelers Fund  UL for
Variable Life Insurance; File No. 2-88637

	With  regard to the Rule 24f-2 Notice filed by The
Travelers Fund UL for Variable Life Insurance covering variable universal life insurance contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable universal life insurance contracts by the Insurance Commissioner of the State of Connecticut.

	2.The Travelers Fund UL for Variable Life Insurance is a duly authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut General Statutes.

	3.The variable universal life insurance contracts issued are valid, legal and binding obligations of The Travelers
	Insurance Company; the securities are legally issued, fully paid and non-assessable.

	4. Assets of The Travelers Fund UL forVariable Life
	Insurance    are  not chargeable  with liabilities arising
	out of any other business   which TheTravelers Insurance
	Company may conduct.

/s/ Kathleen A. McGah
-----------------------------------------
Counsel and Assistant Secretary
The Travelers Insurance Company

Dated: February 26, 1998